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EXPLANATORY NOTE

On Wednesday, September 13, 2017 at 8:30 a.m., Inotek Pharmaceuticals Corporation (“Inotek”) held a conference call in connection with its announcement of the proposed merger of Inotek and Rocket Pharmaceuticals, Ltd. (“Rocket”), pursuant to the terms of an Agreement and Plan of Merger and Reorganization, dated September 12, 2017, by and between Inotek, Rocket and Rome Merger Sub, a wholly owned subsidiary of Inotek (the “Merger Agreement”). The following is the transcript of the conference call:

Inotek Pharmaceuticals Corp (Call w Rocket Pharmaceuticals)

September 13, 2017

Corporate Speakers:

•	Claudine Prowse; Inotek Pharmaceuticals Corporation; VP, Strategy, Corporate Development and IR Officer

•	David Southwell; Inotek Pharmaceuticals Corporation; President, CEO

•	Gaurav Shah; Rocket Pharmaceuticals, Ltd.; CEO

Participants:

•	Peter Finelli; Riva Ridge Capital Management LP; Analyst

•	Unidentified Participant

PRESENTATION

Operator: Good morning, everyone, and welcome to Inotek Pharmaceuticals and Rocket Pharmaceuticals’ Joint Conference Call.

(Operator Instructions)

I will now turn the floor over to Claudine Prowse, Inotek’s Vice President of Corporate Development and Investor Relations Officer. Please proceed.

Claudine Prowse: Thank you, Shannon. It is my pleasure to welcome everyone to today’s conference call. I am joined by David Southwell, President and Chief Executive Officer of Inotek; and Dr. Gaurav Shah, Chief Executive Officer of Rocket Pharmaceuticals.

As a reminder, today’s call will be recorded. Additional information on the proposed transaction is available in our press release issued yesterday and in our filed merger agreement available online. The press release and slide presentation regarding today’s announcement are available on each company’s website as well as a replay of this call.

We’ll refer to forward-looking information in connection with the proposed transaction and the accompanying presentation. Remarks that we make about future expectations, plans and prospects for Inotek and Rocket, including those related to Rocket’s programs and proposed transactions, constitute forward-looking statements. As a result of various important factors, actual results may differ materially from these forward-looking statements. These factors are discussed in our Form 10-Q for the quarter ending June, 2016, our press release issued yesterday and our other SEC filings. In addition, any forward-looking statements represent our views as of today and should not be relied upon as representing our views of any subsequent date. While we might update forward-looking statements at some point in the future, unless legally required, we specifically disclaim any obligation to do so.

Please note that we will have a brief Q&A at the end of this call. We do not intend to disclose additional details regarding the proposed transaction until we have filed the proxy statement.

I will now turn the call over to David Southwell.

David Southwell: Thank you, Claudine. Good morning, and thank you, all, for joining us today. I am very excited to announce today that after an exhaustive, and frankly exhausting, review of strategic alternatives, Inotek has entered into a definitive merger agreement with Rocket Pharmaceuticals, a leading platform gene therapy company.

As you may recall, on July 7 of this year, we announced that we were seeking strategic alternatives to maximize shareholder value, following the results of our monotherapy Phase III and fixed dose combination Phase II trials of trabodenoson for the treatment of glaucoma. Based on these results, we decided to discontinue all R&D activities associated with trabodenoson in order to preserve our resources for value-creating opportunities.

Our process was focused on identifying assets that have clear biological plausibility and high unmet need. We prioritized but do not limit ourselves to platform companies over single drug companies and ophthalmology -- given our deep expertise and deep capabilities in the area. Of these, Rocket stood out as by far the best for value creation for our shareholders.

Rocket is a clinical stage company with a pipeline of exciting clinical and preclinical assets. Rocket’s uniqueness in the gene therapy space stems from its approach, and starting with rare genetic disorders with high unmet need and absence of visible competitors, and complex and challenging treatment options, including bone marrow and organ transplant.

This market-based screening is coupled with world-class CMC and technical expertise to create the leading hope for patients with these specific diseases. The value to us lies not only in the specific programs that are identified, but in Rocket’s disease-based approach to growth via a platform of both lentiviral and adeno-associated virus, which is better known as AAV expertise.

The proposed merger will create a combined company that we believe will be a well-funded clinical stage company with a plethora of milestones but will provide significant and immediate value to accelerate the development of their five distinct clinical and preclinical gene therapy programs.

The combined company will retain the name of Rocket Pharmaceuticals and will be led by Dr. Gaurav Shah as Chief Executive Officer, who has joined me here today. Gaurav?

Gaurav Shah: Thank you, David, and thank you to everyone joining us this morning. I’m excited to be here to introduce Rocket Pharma and to discuss what we are building at the Company.

I’m a medical oncologist/hematologist trained at Brigham Women’s Hospital and Memorial-Sloan Kettering cancer center, before transitioning to industry drug development initially at ImClone/Eli Lilly and then at Novartis.

Most recently, at Novartis, I served as a Global Program Head in the Cell and Gene Therapies Unit and helped spearhead development efforts for CART-19 for patients with leukemia and lymphoma. This was one of the first times in the US that cell and gene therapies were brought from an academic to an industry setting, in support of a pivotal registration trial. So we learned a lot in Novartis, and we have learned a lot as an industry together.

Subsequently, with the recent FDA approval of Novartis’ CAR-T for patients with pediatric acute lymphoblastic leukemia -- which was the first US gene therapy approval in history -- as well as the recent successful gene therapy trials in the treatment of ocular inherited immune and muscular deficiencies, the last few years have yielded some very exciting advances in the field that I feel very optimistic about.

Clearly, we and our investors, who include leading life sciences institutional investors such as RTW Investments, Cormorant Asset Management and Tavistock Group, feel that gene therapy is an area of important future growth.

Now let me turn to what we’re building at Rocket. Our mission is to build a transformative, multi-platform gene therapy company that will provide new and valuable treatment options for patients suffering from aggressive genetic diseases.

We have a long-term, two-part strategy to achieve our goals. The first part of our strategy is to leverage enabled technologies for the development of our gene therapies. Now the cost of a gene therapy is very simple. A functional copy of a defective gene is introduced to restore function.

In the past, we did not have the tools to allow targeted gene correction. However, using the lentiviral approach, this can now be accomplished using ex vivo gene transfer to cells that have been removed from the patient. The genetically modified cells are subsequently reintroduced to the patient’s body.

Alternatively, using our AAV approach, the vector carrying a functional gene copy can be directly injected into the body to achieve in vivo gene transfer. Both LVV and AAV are established technologies that have shown robust efficacy in the clinic with excellent safety profiles and well-established regulatory pathways. We believe that Rocket’s multi-platform approach is a truly differentiating feature of our company, allowing us to pursue a broad set of indications with its quick path to success.

The second part of our strategy is to invest in validated assets that address high unmet needs. We focus on rare untreated diseases that lead to early mortality without treatment. Based on a growing body of industry experience, small and occasionally single-armed trials can suffice for accelerated approval.

Let me turn to some of the pipeline assets that are in the clinic now or close to being in the clinic. Our initial focus is on rare bone marrow disorders, which can lead to bone marrow failure as well as other serious complications and can be fatal in children.

These diseases are the perfect application for our lentiviral platform. They have well-understood biology in that the genetic defect that caused the diseases are well-defined. Treatments are largely supported rather than curative, with bone marrow or organ transplant the last resort for these patients currently.

While bone marrow transplant provides copies of the corrected gene to stem cells and, therefore, can be curative, it is often limited by the lack of available donors, and is complicated by acute and chronic graft versus host disease.

Lentiviral vectors integrate and affect stem cells and future progeny and, therefore, offer the benefit of transplant without the need for finding perfectly matched donors and the morbidity and mortality associated with GVHD.

Our lead clinical program in which we are currently treating patients is Fanconi Anemia, a rare condition afflicting approximately 250 patients per year worldwide who -- if untreated -- are unlikely to survive beyond teenage years. Rocket’s lentiviral treatment is focused on correcting a gene mutations in -- a gene mutation in the FANC-A protein. This protein [morph] forms a multi-subunit complex involved in DNA repair.

Mutation in the FANC-A gene leads to chromosomal breakage and increased sensitivity to oxidative and environmental stresses. In patients with Fanconi Anemia, these chromosomal abnormalities can lead to bone marrow failure, AML and death. We are collaborating with academic sites and have now treated several patients.

So, while we are still optimizing transduction parameters, there is already evidence of in vivo engraftment, meaning that the gene-corrected cells have demonstrated the selective advantage over the uncorrected cells present in both peripheral blood and bone marrow. In all patients treated to date, blood counts have been stable for up to two years despite declining counts in the months to years preceding therapy. We continue to treat patients.

Our second program is Leukocyte Adhesion Deficiency or LAD-1. LAD-1 is a rare condition affecting over 50 patients per year worldwide who are suitable for gene therapy. LAD-1 is another disease of the bone marrow in which neutrophils are unable to extravasate into tissue. These patients suffer from severe recurrent infections early in life and, in severe forms, unfortunate die by the age of two.

LAD-1 is caused by mutations in the ITGB2 gene, which encodes the CD18 protein. CD18 is part of the beta-2 integrin complex, which allows neutrophils to bind cell -- bind the cell walls. If the expression of CD18 is increased by as little as 2%, survival is increased into adulthood.

Our third program is Pyruvate Kinase Deficiency or PKD. It is another bone marrow disorder in which a mutated PK gene results in a shortage of ATP in red blood cells resulting in hemolytic anemia. As blood cells fall to a critical level, patients require blood cell transfusions and bone marrow transplant.

A splenectomy, or removing the spleen, may help reduce the destruction of red blood cells, but this does not help in all cases. Incidents of PKD is similar to Fanconi with approximately 250 patients per year suitable for gene therapy.

Our pipeline also includes a lentiviral-based gene therapy for infantile osteopetrosis, another inherited bone disorder. It is a similar disease like LAD-1 in that it is unfortunately fatal for children often around the age of 10. There are 40 to 50 bone marrow transplants per year in the US and EU for osteopetrosis.

We have an exciting AAV-based program for an undisclosed rare disease expected to enter the clinic next year. It is a monogenic pediatric disease with early mortality. Organ transplant, when available, is costly and toxic. We estimate this disease is up to twice as common as Fabry disease and that prevalence is likely at least 15,000 patients in developed markets. We believe this is our biggest commercial opportunity and the first gene therapy being developed for this disease.

We have started preclinical work, and I am thrilled to state that we have preliminary evidence of complete correction of histologic phenotype. Please refer to our corporate slide deck for further information. We are currently executing IND-enabling studies and expect to be in the clinic next year for this program.

Now let me turn to inflection points for 2018. We believe 2018 will be a transformative year for Rocket. We aim to complete our AAV preclinical program and file the AMD -- the IND. We believe the first stage of growth for Rocket will come from these initial gene therapy trials where we believe we have a high probability of success. Including Fanconi Anemia, which is already in the clinic, we expect up to four programs to be in the clinic in 2018, with one or more clinical proof of concept data readouts in 2018.

Behind that, we expect data for the AAV program and infantile osteopetrosis the following year. With our first stage of regulatory submissions starting in 2021, we believe that we are on a strong trajectory towards improving important therapies for these diseases.

In closing, we are serious about creating value. We believe this merger will provide immediate value to accelerate our clinical and preclinical pipeline, support our operations and expand our in-house manufacturing and analytics capabilities.

Our team is forward-looking and sensitive to strategic opportunities. As such, with our multi-platform approach, we believe we are well-positioned to invest and develop exciting candidates for other indications and look to achieve first-mover advantages in these markets as well.

And with that, I’ll turn the call back over to David.

David Southwell: Thank you, Gaurav. Let me turn to the details of the proposed transaction. The value of Inotek, consisting of net cash at the time of close and our public listing, is approximately $50 million.

Following the merger, current Inotek shareholders are expected to own approximately 20% of the combined company, and the current Rocket shareholders will own approximately 80% of the combined company, for a combined value of approximately $250 million.

Following the close, Gaurav will continue as the CEO of the merged company, which will be headquartered in New York City. The Board of Directors will be comprised of seven directors, including Gaurav and myself. I’m personally delighted to be continuing my involvement on the Board.

So with that, we’ll open the floor for questions, so I hand it over to the operator.

QUESTIONS AND ANSWERS

Operator: (Operator Instructions) Our first question comes from [Brad Linhart] with BMO Capital Management. You may begin.

Unidentified Participant: Hi. Thanks for taking my question. I know you’re going to have some more information in the proxy, so I won’t get into some of this of why you selected Rocket to do this deal with -- it sounds like they have some exciting things going on. How did you determine the ownership percentage in the valuation of Rocket to figure that out? Did you rely on the bankers? Or was it based on Rocket’s previous funding rounds?

David Southwell: We looked at -- this is David -- we looked at really all of that. We have a fairness opinion from Perella Weinberg who have looked at just about every form of valuation that you can get to, including comparable deals, comparable companies and all of that.

So we believe that the valuation of Inotek is pretty simple, it’s our net cash, plus the value of the public listing. The value of Rocket, we think, and Perella Weinberg thinks, is fair. And when the S-4 is filed, you’ll get to see a lot more of how they came to that view.

Unidentified Participant: Yes. It just seems there’s a whole bunch of -- I would call them busted pharma -- and biotech stocks that are trading out there that are trading really at no valuation at all today. They might have a few compounds that they’re working on, and they would be trading below net cash.

And so it seems like a healthy valuation for this, but I don’t know anything about the science, so I’ll leave that to you. But the bankers get paid to do deals, so I always caution, question their valuation. So did you think -- go ahead.

David Southwell: Well, I was going to say, I agree with you, bankers are paid to do deals. On the other hand, I would far rather have the value that we’re getting with Rocket than a high value of one of your busted pharmaceutical companies.

Unidentified Participant: Yes. I know that’s fine. What I mean, would you -- so you look at this, and you guys are trading it, basically, the stock reaction is down 15% initially. You’re trading at half of your net cash. Did you consider liquidating and returning cash to shareholders? Or is it always, did you only look at doing a reversed merger?

David Southwell: No, we considered everything, including liquidating. And we think that this is the best option for our shareholders.

Unidentified Participant: And do you think -- so shareholders are looking at this today, and you’re thinking, gosh, if we just liquidate it, I would get a 50% or a 100% return on my shares. What would be the incentive to vote for this deal?

David Southwell: Well, I think that’s a somewhat leading question, so I’ll leave that to the S-4. But I think this is, of the options that we looked at, this is by far the best option for our shareholders. And we’re looking at the long-term value of it.

Unidentified Participant: Well, I understand that. And certainly, this -- if you liquidated, it’s not going to ever be a $50 or $100 stock, and it could be with this, but it could also be a zero. So did you reach out to any of your shareholders? It looks like your entire shareholder base -- or for the most part of your top five, most of them have turned over in the last -- since your announcement, over the past six or eight months.

And there’s a few of them that are left, but it seems like many of them have exited as you guys -- as Inotek reported disappointing trial results. So did you reach out to any of your top holders to see what they thought should be done in this situation?

David Southwell: We have reached out -- we’ve been very active with our shareholders over the years. We have, I think, a good relationship with most of them. And yes, we were very active at reaching out with shareholders. I would suggest let’s move to the next question. I appreciate all your questions, but I think we should probably move to the next one.

Operator: Our next question comes from JD Abbott with Riva Ridge.

Peter Finelli: This is actually Pete Finelli with Riva Ridge. Unfortunately, it’s similar to the last question, but I might as well elaborate. Is there any more perspective you can give us on the pathway to a higher value, perhaps some precedent transactions or some of the current public market valuations for comparables that are similar to Rocket in order to get shareholders comfortable with the path to a higher value and then what they could get in a liquidation?

Gaurav Shah: This is Gaurav. Sure. So first of all, look, this is a prime time for gene therapy. The pendulum has swung with the FDA’s approval of CART-19. We’re in the clinic in Fanconi Anemia with some exciting early results. We have several convincing preclinical assets entering the clinic next year. And we have a platform approach.

If you look at the comparable companies like us who are public -- Audentes, Abeona, Voyager, others -- the market cap of those companies is between $300 million and $500 million approximately. So we have also considered that benchmark when we agreed on the terms to this deal.

So -- and I think in the short term, just with the programs we have, we think that that’s where the valuation can be. And certainly with proof of concept and a few indications moving forward and developing an internal manufacturing platform, the value long-term is the sky’s the limit there.

Peter Finelli: I appreciate that, Gaurav. That was helpful. I actually missed the 3x to 5x -- did you mean 3x to 5x the current valuation? Or did I miss...

Gaurav Shah: The market caps of those benchmark companies are between $300 million to $500 million currently, approximately. I don’t have the latest numbers on me.

Peter Finelli: Okay, got it. And do you have a sense about the timing to that? Or is it just something that you expect in the short term as you get the story out?

Gaurav Shah: So these are speculative questions, and I can only speculate on the answer. And I won’t do too much of that. But I would say that -- and you’ll see more in the filing, and we’ll certainly be able to share a lot more in future calls.

But I would say that with the data we have currently in the clinic and with the certainty, I think, of the preclinical data predicting clinical success, the company as it stands now is approximately similar to some of those companies that I just mentioned. So I think the growth opportunity in the next couple of years is pretty great.

I think we’ll be able to answer more of these sorts of questions with the proxy filing. I refrain from doing more right now. And I’d also want to point out that we have at least one proof of concept readout in 2018, if not more, that will be key value drivers for the combined company here.

Operator: Thank you. I would now like to turn the call back over to David Southwell for closing remarks.

David Southwell: Well, thank you, and I appreciate everyone joining.

We’re really excited about this deal. I think that this is a very good exit for the Inotek shareholders. And I look forward to telling you more about it as we file the merger proxy and the details out there, and we can talk about it more fulsomely.

So with that, thank you all very much, and we look forward to talking to you when we get the merger proxy out.

Operator: Ladies and gentlemen, this concludes today’s conference. Thank you for your participation. Have a wonderful day.

IMPORTANT ADDITIONAL INFORMATION TO BE FILED WITH THE SEC

In connection with the proposed transaction, Inotek plans to file with the Securities and Exchange Commission (the “SEC”) a proxy statement relating to the approval of the Merger Agreement. The information in the preliminary proxy statement is not complete and may be changed. The proxy statement and this presentation are not offers to sell Inotek securities and are not soliciting an offer to buy Inotek securities in any state where the offer and sale is not permitted.

The definitive proxy statement will be mailed to stockholders of Inotek. INOTEK URGES INVESTORS AND SECURITY HOLDERS TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the definitive proxy statement (when available) and other documents filed with the SEC by Inotek through the web site maintained by the SEC at www.sec.gov. Free copies of the definitive proxy statement (when available) and other documents filed with the SEC can also be obtained on Inotek’s website at http://ir.inotekpharma.com/phoenix.zhtml?c=254118&p=irol-sec.

Participants in Solicitation

Inotek, Rocket and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Inotek in connection with the merger. Information about the directors and executive officers of Inotek is set forth in Inotek’s Form 10-K for the fiscal year ended December 31, 2016 and filed with the SEC on March 16, 2017 and the proxy statement filed with the SEC on April 26, 2017. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.

This document will not constitute an offer to sell or the solicitation of an offer to buy any securities, nor will there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements, as they relate to Inotek or Rocket, the management of either such company or the proposed transaction between Inotek and Rocket, involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. These statements are based on current plans, estimates and projections, and therefore, you are cautioned not to place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Inotek and Rocket undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by law. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmaceutical industry, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance,” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including, but not limited to, those described in the documents Inotek has filed with the SEC as well as the possibility that (1) the parties may be unable to obtain stockholder or regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the merger as a condition to obtaining regulatory approvals; (2) the length of time necessary to consummate the proposed transaction may be longer than anticipated; (3) the parties may not be able to satisfy the conditions precedent to consummate the proposed transaction; (4) the proposed transaction may divert management’s attention from Inotek’s ongoing business operations; (5) the anticipated benefits of the proposed transaction might not be achieved; (6) Rocket’s clinical programs and pre-clinical studies may not be successful or completed on time; (7) Rocket may not be able to successfully demonstrate safety and efficacy of its clinical programs or pre-clinical studies; (8) Rocket’s expectations regarding the future development of its clinical programs and pre-clinical studies may not materialize; (9) Rocket’s clinical programs may not obtain necessary regulatory or other approvals; (10) Rocket’s clinical programs may not meet proof of concept; (11) Rocket may not be able to raise the necessary capital to conduct Rocket’s clinical programs and pre-clinical studies or such capital may not be available; (12) the prospective market size of Rocket’s drug candidates may be different than currently anticipated; (13) the proposed transaction may involve unexpected costs; (14) the business may suffer as a result of uncertainty surrounding the proposed transaction, including difficulties in maintaining relationships with third parties or retaining key employees; (15) the parties may be unable to meet expectations regarding the timing, completion and accounting and tax treatments of the transaction; (16) the parties may be subject to risks related to the proposed transaction, including any legal proceedings related to the proposed transaction and the general risks associated with the respective businesses of Inotek and Rocket, including the general volatility of the capital markets, terms and deployment of capital, volatility of Inotek share prices, changes in the biotechnology industry, interest rates or the general economy, underperformance of Inotek’s or Rocket’s assets and investments, decreased ability to raise funds and the degree and nature of Inotek’s and Rocket’s competition, as well as the risk that unexpected reductions in Inotek’s cash balance could adversely affect the portion of the combined company that the Inotek stockholders retain; (17) activist investors might not approve of the proposed transaction; or (18) the risks that are more fully described in the section titled “Risk Factors” in Inotek’s most recent Quarterly Report on Form 10-Q filed with the SEC, as well as subsequent and other documents filed from time to time with the SEC by Inotek could materialize. Additionally, forward-looking statements related to Rocket’s future expectations are subject to numerous risks and uncertainties, including risks that planned development milestones and timelines will not be met. Additional risks relating to Rocket’s business and operations will be set forth in the proxy statement that Inotek will file to seek stockholder approval of the merger. Neither Inotek nor Rocket gives any assurance that either Inotek or Rocket will achieve its expectations.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of Inotek described in the “Risk Factors” section of its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by Inotek from time to time with the SEC, as well as Risk Factors relating to Rocket that will be contained in definitive proxy statement for the proposed merger between Inotek and Rocket. All forward-looking statements included in this document are based upon information available to Inotek and Rocket the date hereof, and neither Inotek nor Rocket assumes any obligation to update or revise any such forward-looking statements.